TECHDYNE, INC. AND SUBSIDIARIES
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)


                                                                                         Three Months Ended
                                                                                               March 31,
                                                                                         ------------------
                                                                                          1997           1996
                                                                                          ----           ----
PRIMARY

Weighted average shares outstanding                                                    4,298,315       4,043,419

Net effect of dilutive stock options-based on the modified
    treasury stock method                                                                562,136         670,936
                                                                                      ----------      ----------
                                                                                       4,860,451       4,714,355
                                                                                      ==========      ==========
Net income                                                                            $  335,322      $  390,263

Interest expense reduction from application of assumed proceeds from exercise of options and warrants in excess of 20%
    limitation as per modified treasury stock method                                       2,854          12,632
                                                                                      ----------      ----------
                                                                                      $  338,176      $  402,895
                                                                                      ==========      ==========

Net income per share                                                                  $      .07      $      .09
                                                                                      ==========      ==========

FULLY DILUTED

Weighted average shares outstanding                                                    4,298,315       4,043,419

Assumed conversion of convertible promissory note                                      1,725,067       1,404,122

Net effect of dilutive stock options-based on the modified
    treasury stock method                                                                583,927         670,936
                                                                                      ----------      ----------
                                                                                       6,607,309       6,118,477
                                                                                      ==========      ==========
Net income                                                                            $  335,322      $  390,263

Adjustment for interest on convertible note                                               43,019          34,919

Interest expense reduction per modified treasury stock method                                             12,632
                                                                                      ----------      ----------
                                                                                      $  378,341      $  437,814
                                                                                      ==========      ==========

Net income per share                                                                  $      .06      $      .07
                                                                                      ==========      ==========
